UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
INSULET CORPORATION
(Exact name of registrant as specified in charter)

Delaware	04-3523891

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Oak Park Drive Bedford, MA	01730

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on November 20, 2008. Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated November 14, 2008 (the “Rights Agreement”), by and between Insulet Corporation (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).
Item 1. Description of Registrant’s Securities to be Registered.
Amendment to Rights Agreement
     In connection with the Company entering into the Securities Purchase Agreement dated as of September 25, 2009 by and among the Company and the Deerfield Parties (as defined below), the Company entered into the Rights Amendment with the Rights Agent. The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the acquisition of shares of Common Stock, par value $0.001 per share (“Common Stock”) by Deerfield Private Design Fund, L.P. (“DPDF”), Deerfield Private Design International, L.P. (“DPDI”), Deerfield Partners, L.P. (“DP”) and Deerfield International Limited (collectively with DPDF, DPDI and DP, the “Deerfield Parties”), pursuant to the Securities Purchase Agreement and the transactions contemplated by the Securities Purchase Agreement. The Rights Amendment provides that acquisition of shares of Common Stock by the Deerfield Parties will not result in either the Deerfield Parties or any of their Affiliates or Associates being deemed an “Acquiring Person”. In addition, the Rights Amendment provides that a “Distribution Date” shall not be deemed to have occurred, and that the “Rights” will not separate from the shares of Common Stock, in each case, by reason of the Deerfield Parties’ acquisition of shares of Common Stock pursuant to the Securities Purchase Agreement and the transactions contemplated by the Securities Purchase Agreement.
Miscellaneous
     The Rights Agreement and the Rights Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment No. 1 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.
4.1	Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on November 20, 2008 and is incorporated herein by reference.

4.2	Amendment, dated September 25, 2009, to Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INSULET CORPORATION
Date: September 25, 2009	By:	/s/ Brian Roberts
		Name:	Brian Roberts
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on November 20, 2008 and is incorporated herein by reference.

4.2	Amendment, dated September 25, 2009, to Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent.